Exhibit 99.1

News Release FOR IMMEDIATE RELEASE For Information: Quynh McGuire Vice President, Investor Relations 412 227 2049 McGuireQT@koppers.com	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

KOPPERS REPORTS FIRST QUARTER 2026 RESULTS

•Sales of $455.3 million vs. $456.5 million in Prior Year Quarter
•Net income (loss) of $7.1 million vs. $(13.9) million in Prior Year Quarter
•Diluted EPS of $0.35 vs. $(0.68) in Prior Year Quarter
•Adjusted EPS of $0.57 vs. $0.71 in Prior Year Quarter
•Adjusted EBITDA of $49.3 million vs. $55.5 million in Prior Year Quarter
•Capital expenditures, net of insurance proceeds and sale of assets, of $11.4 million vs. $10.0 million in Prior Year Quarter
•Operating cash flow of $46.3 million vs. $(22.7) million in Prior Year Quarter
•Free cash flow of $34.9 million vs. $(37.0) million in Prior Year Quarter

PITTSBURGH, May 8, 2026 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported its first quarter of 2026 results.

	Three Months Ended March 31,
(Dollars in millions, except per share amounts)	2026	2025	Change	% Change
Net sales	$455.3	$456.5	$(1.2)	(0.3)%
Net income (loss)	$7.1	$(13.9)	$21.0	151.1%
Adjusted net income(1)	$11.4	$14.6	$(3.2)	(21.9)%
Diluted earnings per share (EPS)	$0.35	$(0.68)	$1.03	151.5%
Adjusted EPS(1)	$0.57	$0.71	$(0.14)	(19.7)%
Adjusted EBITDA(1)	$49.3	$55.5	$(6.2)	(11.2)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
Chief Executive Officer and Chair Leroy Ball said, "I’m happy to report that our consolidated first quarter results matched our expectations, while our cash generation picked up tremendous momentum. Performance Chemicals market share gains, combined with added benefits from our Catalyst transformation initiatives, partially offset a significant decline in Carbon Materials and Chemicals profitability, driven by persistent competitive pressures and higher raw material costs, including oil price spikes from the Middle East conflict. My thanks go out to our global team who is continuing to do the tough work of positioning Koppers for a major boost in performance when our end markets rebound."

First Quarter Financial Performance

	Three Months Ended March 31,
	2026	2025	Change	% Change
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$220.0	$235.0	$(15.0)	(6.4)%
Performance Chemicals	142.1	120.9	21.2	17.5%
Carbon Materials and Chemicals	93.2	100.6	(7.4)	(7.4)%
Total	$455.3	$456.5	$(1.2)	(0.3)%
Adjusted EBITDA:
Railroad and Utility Products and Services	$22.6	$25.5	$(2.9)	(11.4)%
Performance Chemicals	25.8	20.1	5.7	28.4%
Carbon Materials and Chemicals	0.9	9.9	(9.0)	(90.9)%
Total(1)	$49.3	$55.5	$(6.2)	(11.2)%
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	10.3%	10.9%	(0.6)%	(5.5)%
Performance Chemicals	18.2%	16.6%	1.6%	9.6%
Carbon Materials and Chemicals	1.0%	9.8%	(8.8)%	(89.8)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
•RUPS net sales decreased due to customer mix in Class I crossties, lower activity in maintenance-of-way businesses, including approximately $9.6 million related to the sale of its railroad services business during the third quarter of 2025, and price decreases across multiple markets, particularly for crossties. These decreases were partly offset by increased volumes in domestic utility poles, including the acquisition of a western U.S. pole procurement business, and higher volumes in commercial crossties. Foreign currency changes had a favorable impact on sales in the current year period of $1.4 million compared to the prior year period, primarily from the Australian utility pole business. Adjusted EBITDA decreased due primarily to lower net sales prices and lower sales volumes.
•PC net sales increased primarily driven by a 15 percent increase in volumes along with higher sales prices primarily in the Americas. Foreign currency changes from international markets had a favorable impact on sales in the current year period of $2.7 million compared to the prior year period. Adjusted EBITDA increased due to higher sales volumes and prices, partly offset by $2.4 million of higher raw material and operating costs. Higher raw material costs were unfavorably impacted by scrap copper costs, net of the benefit realized from the company's copper-hedging program.
•CMC net sales decreased mainly due to lower phthalic anhydride volumes of $13.9 million as the company discontinued its production in the second quarter of 2025 and lower sales prices across most products, especially carbon pitch where prices were down approximately nine percent globally, driven by market dynamics. These decreases were partly offset by volume increases for carbon pitch, naphthalene and carbon black feedstock. Foreign currency changes from international markets had a favorable impact on sales in the current year period of $7.6 million compared to the prior year period. Adjusted EBITDA decreased due to lower sales prices as well as higher operating and raw material costs. These decreases were partly offset by the operating cost savings from ceasing phthalic anhydride production.

2026 Outlook
After considering the current competitive environment and global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers is updating its 2026 forecast as follows:

	2026 Forecast	2025 Actual
Net sales	$1.9 - $2.0 billion	$1.9 billion
Adjusted EBITDA	$240 - $260 million	$257 million
Effective tax rate on adjusted net income	28 percent	29 percent
Adjusted EPS	$3.80 - $4.60	$4.07
Operating cash flow	$165 - $185 million	$123 million
Capital expenditures	$55 million	$55 million
Commenting on the 2026 forecast, Mr. Ball said, "Today’s announcement of ceasing production at our Stickney, Illinois, plant by this year-end again demonstrates our willingness to make the difficult choices necessary to chart a more sustainable path forward for all our stakeholders. That decision alone will bring tremendous benefit beginning in 2027; however, the economic fallout of higher oil prices is expected to have up to a $10 million impact on our profitability this year. As a result, we have revised our adjusted EBITDA and adjusted EPS ranges for the current year’s guidance. The best news is that underlying demand in our PC and RUPS markets is projecting to be in line if not slightly better than what we thought coming into the year.
"We also expect higher operating cash flow and free cash flow than our previous guidance, as we deliver at the higher end of our inventory reduction targets. While we welcome end market improvement, the actions we have planned and already taken put us in position for a step change in profitability in 2027 while maintaining our already healthy cash generation."
Koppers does not provide reconciliations of guidance for adjusted EBITDA, free cash flow and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant. Forward-looking statements, including the guidance above, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those set forth above. Please see the “Safe Harbor Statement” below for more information.
Investor Conference Call and Webcast
Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the first quarter of 2026. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10205147. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.
An audio replay will be available approximately two hours after the completion of the call toll free at 855-669-9658 for the U.S. and Canada, or 412-317-0088 for international, using replay access code 1468506. The recording will be available for replay through June 8, 2026.
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About Koppers
Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of approximately 1,850 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.
Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income, free cash flow and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons between periods. The exclusion of certain items permits evaluation and a comparison between periods of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management prior to 2026. The Board of Directors and executive management also use free cash flow and adjusted earnings per share as performance measures for certain performance share units granted to management in 2026.
Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.
See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA, Unaudited Reconciliations of Net Income to Adjusted Net Income and Diluted Earnings Per Share and Adjusted Earnings Per Share and Unaudited Reconciliation of Net Cash Provided by (Used In) Operating Activities to Free Cash Flow.
Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any related impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.
All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, transformation initiatives, product introductions or expansions, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.
Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, availability of and fluctuations in the prices of key raw materials, including coal tar, lumber and scrap copper; the impact of changes in commodity prices, such as oil, copper and chemicals, on product margins; the successful implementation of multi-year cost mitigation programs; the extent of the dependence of certain of our businesses on certain market sectors and customers; economic, political and environmental conditions in international markets, including governmental changes, tariffs, restrictions on trade and restrictions on the ability to transfer capital across countries; geopolitical events (including the current war in the Middle East); current and potential future tariffs or duties; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; timing and results of any transformation initiatives, including estimates and assumptions related to the cost and the anticipated benefits of the transformation initiatives; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; disruptions and inefficiencies in the supply chain; changes in laws; the impact of environmental laws and regulations and compliance therewith; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2026	2025
(Dollars in millions, except share and per share amounts)	(Unaudited)	(Unaudited)
Net sales	$455.3	$456.5
Cost of sales	368.7	350.7
Depreciation and amortization	19.4	18.0
Selling, general and administrative	41.7	41.1
Impairment and restructuring	7.8	20.0
(Gain) on sale of assets	(4.3)	(0.3)
Operating profit	22.0	27.0
Other income, net	0.9	1.4
Interest expense	15.0	16.6
Loss on pension settlement	0.0	29.0
Income (loss) before income taxes	7.9	(17.2)
Income tax provision (benefit)	0.8	(3.3)
Net income (loss)	$7.1	$(13.9)
Earnings (loss) per common share:
Basic	$0.36	$(0.68)
Diluted	$0.35	$(0.68)
Weighted average shares outstanding (in thousands):
Basic	19,552	20,369
Diluted	20,122	20,369

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2026	December 31, 2025
(Dollars in millions, except share and per share amounts)	(Unaudited)
Assets
Cash and cash equivalents	$42.8	$38.0
Accounts receivable, net of allowance of $4.3 and $7.0	181.0	158.7
Inventories, net	395.9	411.2
Derivative contracts	26.2	31.5
Other current assets	23.0	29.3
Total current assets	668.9	668.7
Property, plant and equipment, net of accumulated depreciation of $473.1 and $465.4	645.7	650.9
Goodwill	329.4	329.4
Intangible assets, net	103.1	106.7
Operating lease right-of-use assets	102.5	102.9
Deferred tax assets	6.5	7.0
Other assets	24.2	21.2
Total assets	$1,880.3	$1,886.8
Liabilities
Accounts payable	$143.4	$122.4
Accrued liabilities	70.1	72.6
Current operating lease liabilities	28.1	27.2
Current maturities of long-term debt	4.9	4.9
Total current liabilities	246.5	227.1
Long-term debt	915.3	914.3
Operating lease liabilities	74.6	76.1
Accrued postretirement benefits	13.1	13.7
Deferred tax liabilities	43.9	43.7
Other long-term liabilities	37.4	37.6
Total liabilities	1,330.8	1,312.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 26,789,723 and 26,213,052 shares issued	0.3	0.3
Additional paid-in capital	336.4	332.4
Retained earnings	544.3	539.4
Accumulated other comprehensive loss	(65.8)	(61.4)
Treasury stock, at cost, 7,560,355 and 6,757,247 shares	(265.7)	(236.7)
Total Koppers shareholders’ equity	549.5	574.0
Noncontrolling interests	0.0	0.3
Total equity	549.5	574.3
Total liabilities and equity	$1,880.3	$1,886.8

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
	2026	2025
(Dollars in millions)	(Unaudited)	(Unaudited)
Cash provided by (used in) operating activities:
Net income (loss)	$7.1	$(13.9)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.4	18.0
Depreciation in impairment and restructuring	0.0	12.2
Stock-based compensation	3.9	6.6
Change in derivative contracts	3.9	(9.1)
Non-cash interest expense	0.9	0.9
(Gain) on sale of assets	(4.3)	(0.6)
Insurance proceeds	0.0	(2.2)
Deferred income taxes	0.0	0.3
Pension settlement	0.0	29.0
Change in other liabilities	(0.3)	4.0
Cloud-based software implementation costs, net of amortization	0.1	(0.9)
Other - net	0.1	(0.6)
Changes in working capital:
Accounts receivable	(23.2)	(11.1)
Inventories	17.8	4.0
Accounts payable	22.1	(32.8)
Accrued liabilities	1.1	(24.3)
Other working capital	(2.3)	(2.2)
Net cash provided by (used in) operating activities	46.3	(22.7)
Cash (used in) provided by investing activities:
Capital expenditures	(11.4)	(14.3)
Insurance proceeds	0.0	2.2
Sale of assets	0.0	2.1
Sale of business and divestitures	0.5	(7.6)
Other investing activities	0.4	0.0
Net cash used in investing activities	(10.5)	(17.6)
Cash provided by (used in) financing activities:
Borrowings of credit facility	166.8	144.4
Repayments of credit facility	(165.5)	(94.1)
Repayments of long-term debt	(1.2)	(1.2)
Issuances of Common Stock	0.1	0.3
Repurchases of Common Stock	(29.0)	(19.1)
Dividends paid and return of capital to noncontrolling interests	(2.2)	(1.6)
Net cash (used in) provided by financing activities	(31.0)	28.7
Effect of exchange rate changes on cash	0.0	1.0
Net increase (decrease) in cash and cash equivalents	4.8	(10.6)
Cash and cash equivalents at beginning of period	38.0	43.9
Cash and cash equivalents at end of period	$42.8	$33.3

UNAUDITED SEGMENT INFORMATION

	Three Months Ended March 31,
	2026	2025
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$220.0	$235.0
Performance Chemicals	142.1	120.9
Carbon Materials and Chemicals	93.2	100.6
Total	$455.3	$456.5
Adjusted EBITDA:
Railroad and Utility Products and Services	$22.6	$25.5
Performance Chemicals	25.8	20.1
Carbon Materials and Chemicals	0.9	9.9
Total(1)	$49.3	$55.5
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	10.3%	10.9%
Performance Chemicals	18.2%	16.6%
Carbon Materials and Chemicals	1.0%	9.8%
(1)The table below describes the adjustments to arrive at adjusted EBITDA.
UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025
(Dollars in millions)
Net income (loss)	$7.1	$(13.9)	$56.0
Interest expense	15.0	16.6	66.1
Depreciation and amortization	19.4	18.0	73.6
Income tax provision (benefit)	0.8	(3.3)	25.2
Sub-total	42.3	17.4	220.9
Adjustments to arrive at adjusted EBITDA:
Acquisition inventory step-up amortization	0.3	0.0	0.0
Amortization of cloud-based software implementation costs	0.5	0.3	1.2
(Gain) on sale of assets	(4.3)	(0.3)	(0.4)
Impairment, restructuring and plant closure costs	7.8	20.0	51.9
LIFO (benefit)(1)	(1.2)	(1.8)	(11.0)
Mark-to-market commodity hedging losses (gains)	3.9	(9.1)	(34.2)
Pension settlement and expense	0.0	29.0	28.3
Total adjustments	7.0	38.1	35.8
Adjusted EBITDA	$49.3	$55.5	$256.7
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME TO ADJUSTED NET INCOME AND
DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025
(Dollars in millions, except share and per share amounts)
Net income (loss)	$7.1	$(13.9)	$56.0
Adjustments to arrive at adjusted net income:
Acquisition inventory step-up amortization	0.3	0.0	0.0
Amortization of cloud-based software implementation costs	0.5	0.3	1.2
(Gain) on sale of assets	(4.3)	(0.3)	(0.4)
Impairment, restructuring and plant closure costs	7.8	20.0	51.9
LIFO (benefit)(1)	(1.2)	(1.8)	(11.0)
Mark-to-market commodity hedging losses (gains)	3.9	(9.1)	(34.2)
Pension settlement and expense	0.0	29.0	28.3
Total adjustments	7.0	38.1	35.8
Adjustments to income tax:
Income tax on adjustments to pre-tax income	(2.7)	(9.6)	(8.8)
Effect on adjusted net income	4.3	28.5	27.0
Adjusted net income	$11.4	$14.6	$83.0
Diluted weighted average common shares outstanding (in thousands)	20,122	20,660	20,405
Diluted earnings per share	$0.35	$(0.68)	$2.74
Adjusted earnings per share	$0.57	$0.71	$4.07
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.
UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2026	2025
(Dollars in millions)
Net cash provided by (used in) operating activities	$46.3	$(22.7)
Less: capital expenditures	(11.4)	(14.3)
Free cash flow	$34.9	$(37.0)